                                                 File No. 70-8429



               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C. 20549

               __________________________________

                 POST-EFFECTIVE AMENDMENT NO. 1
                               TO
                            FORM U-1
               __________________________________


                   APPLICATION OR DECLARATION

                            under the

           PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                             * * *

              AMERICAN ELECTRIC POWER COMPANY, INC.
                       AEP RESOURCES, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
       (Name of company or companies filing this statement
          and addresses of principal executive offices)

                             * * *

              AMERICAN ELECTRIC POWER COMPANY, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
             (Name of top registered holding company
             parent of each applicant or declarant)

                             * * *

             G. P. Maloney, Executive Vice President
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215


       John F. Di Lorenzo, Jr., Associate General Counsel
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215


                Jeffrey D. Cross, General Counsel
                       AEP RESOURCES, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
           (Names and addresses of agents for service)





     American Electric Power Company, Inc. ("American"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), and AEP Resources, Inc. ("Resources"), a subsidiary of American (American and Resources hereinafter jointly referred to as "Applicants"), hereby amend their Application or Declaration on Form U-1 in File No. 70-8429 as follows:
     1. By adding the following at the end of Item 1. Description of Proposed Transaction:
          "By Order dated December 22, 1994, HCAR No. 26200 (the 'Order'), the Commission authorized Applicants to issue and sell debt and/or equity securities in an amount of up to $300,000,000 (the 'Investment Limit') from time to time through June 30, 1997, with the proceeds to be invested in 'exempt wholesale generators' as defined in Section 32 of the 1935 Act ('EWGs') and foreign utility companies as defined in Section 33 of the 1935 Act ('FUCOs'). (EWGs and FUCOs are collectively herein referred to as 'Power Projects'). The Commission also authorized Applicants to acquire the securities of one or more companies ('Project Parents') engaged directly or indirectly, and exclusively, in the business of owning and holding the securities of one or more FUCOs or EWGs. Finally, the Commission authorized (i) American to guarantee the debt securities and other commitments of Resources, (ii) American and Resources to guarantee the securities of one or more Project Parents or Power Projects, and (iii) Project Parents to guarantee the securities of their Power Projects, from time to time through June 30, 1997, in an aggregate amount which together with the securities issued will not exceed the Investment Limit at any one time outstanding.

          American now proposes to increase the Investment Limit to an amount, which when added to American's other direct or indirect 'aggregate investment' in all EWGs or FUCOs, is equal to 50% of American's consolidated retained earnings, as determined in accordance with Rule 53(a), at the time of each investment. American also proposes to extend its authority to issue and sell debt and equity securities and to extend the authority of American, Resources and the Project Parents to guarantee securities to December 31, 2000. At September 30, 1995, American's consolidated retained earnings, as so determined, was approximately $1,390,000,000. At December 31, 1995, American had invested $18,496 in EWGs and FUCOs.

                          Rule Changes

          Rule 52(b), as amended June 28, 1995, now exempts issuance of securities by Resources and Project Parents, as well as acquisition of securities by American, Resources or the Project Parents, from prior Commission authorization under the 1935 Act, except in connection with the initial acquisition by Resources or a Project Parent of securities of a new Project Parent. Applicants request that the Order be extended in connection with the initial acquisition by Resources or a Project Parent of securities of a new Project Parent.

          Rule 45(b)(4), as amended June 28, 1995, now exempts the making of cash capital contributions to Resources or the Project Parents from prior Commission authorization. Therefore, Applicants are not requesting that the Order be extended in this respect.

          As a result, under these new rules, securities may be issued by Resources and Project Parents and capital contributions may be made by American, Resources and Project
     Parents without regard to the Investment Limit.

     Equity Financing of American

          American proposed either (i) by competitive bidding, (ii) through negotiations with underwriters or agents, or (iii) through agents at market prices to issue and sell up to 10,000,000 additional shares (the 'Shares') of its Common Stock, par value $6.50 per share, which are authorized but unissued, or, to the extent available, held in American's treasury, provided that the gross proceeds from such sale would not exceed the Investment Limit. The Commission reserved jurisdiction over the terms of the issuance and sale of the Shares by American.

          HCAR Order Nos. 25936 and 25939, dated December 1, 1993 and December 6, 1993, respectively (the '1993 Orders'), permitted American to issue and sell its authorized but unissued Common Stock under its Dividend Reinvestment and Stock Purchase Plan ('DRP') or the American Electric Power Employees Savings Plan ('Savings Plan'). In each of these matters, American stated that it would not use the proceeds of sales of its Common Stock to acquire an interest in an EWG or FUCO.

          American now requests that the Commission release its reservation of jurisdiction over the issuance of the Shares and authorize American, subject to the Investment Limit, to issue and sell the Shares under the DRP and Savings Plan through December 31, 2000, and to use the proceeds thereof to invest in EWGs and FUCOs.

     Compliance with Rule 53

          Under Rule 53(a), the Commission shall not make certain specified findings under Sections 7 and 12 in connection with a proposal by a holding company to issue securities for the purpose of acquiring the securities of or other interest in an EWG or to guarantee the securities of an EWG if each of the conditions in paragraphs (a) (1) through (a)(4) thereof are met, provided that none of the conditions specified in paragraphs
     (b)(1) through (b)(3) of Rule 53 exists. In that regard, American states that, assuming that the entire Investment Limit from the Shares, the short-term and long-term borrowings and the guarantees were made in conjunction with EWGs and FUCOs, all of the conditions set forth in Rule 53(a) would be satisfied and none of the conditions set forth in Rule 53(b) exists or, as a result thereof, would exist.

          Rule 53(a)(1): American's 'aggregate investment' in such entities would on a pro forma basis equal approximately
     $678,127,000, 50% of $1,356,255,000, the average of the
     consolidated retained earnings of American reported on Form 10-K or Form 10-Q, as applicable, for the four consecutive quarters ended September 30, 1995.

          Rule 53(a)(2): American and Resources will maintain books and records and cause each EWG or FUCO in which it directly or indirectly holds an interest to maintain and make available the books and records required by Rule 53(a)(2).

          Rule 53(a)(3): No more than 2% of the employees of American's operating utility subsidiaries will, at any one time, directly or indirectly, render services to EWGs or FUCOs.

          Rule 53(a)(4): American is simultaneously submitting a copy of this Application or Declaration, and will submit copies of any Rule 24 certificates required hereunder, as well as a copy of Item 9 and Exhibits G and H of American's Form U5S to each of the public service commissions having jurisdiction over the retail rates of American's operating utility subsidiaries.

          In addition, American states that the provisions of Rule 53(a) are not made inapplicable to the authorization herein requested by reason of the provisions of Rule 53(b).

          Rule 53(b)(1): Neither American nor any subsidiary of American is the subject of any pending bankruptcy or similar proceeding.

          Rule 53(b)(2): American's average consolidated retained earnings for the four most recent quarterly periods
     ($1,356,255,000) represented an increase of approximately
     $51,777,000 (or 4.0%) in the average consolidated retained earnings from the previous four quarterly periods
     ($1,304,478,000).

          Rule 53(b)(3): For the year ended December 31, 1994, there were no losses attributable to American's direct or indirect investments in EWGs or FUCOs other than $4,000 in start-up costs.


                            SIGNATURE
     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.
                              AMERICAN ELECTRIC POWER COMPANY, INC.


                              By:__/s/ G. P. Maloney_____________
                                   Vice President



                              AEP RESOURCES, INC.


                              By:__/s/ G. P. Maloney_____________
                                   Vice Chairman


Dated:  February 1, 1996




                                         resource.aep.70-8429.pe1